EXHIBIT A
                                                          ---------

               OREGON                     Public Utility Commission
                                              550 Capitol Street NE
                                               Salem, OR 97310-1380
                                                      (503)873-7394

                              June 23, 1997

          Securities and Exchange Commission
          Judiciary Plaza
          450 West Fifth Street
          Washington, D.C.  20549

          Re: Public Utility Holding Company Act of 1935 - Investments in Foreign Utility Companies by Enron Corp.
               DOJ File No. 860-115-GPO138-96

               Enron Corp. (Enron) has advised us that it, or its subsidiaries or affiliates, may from time to time directly or indirectly acquire and maintain interests in one or more "foreign utility companies," as that term is defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Such foreign utility companies will derive no part of their income from electric or gas utility operations within the United States.

               Upon closure of Enron's merger with Portland General Corporation (PGC), the parent corporation of Portland General Electric Company (PGE), Enron will own all of the stock in PGE. PGE is a "public utility" as defined in the Oregon public utility laws and, as such, is subject to our jurisdiction over its utility operations within the state of Oregon, including its retail electric rates. PGE is also a "public utility company" as that term is defined in PUHCA.

               The 1992 Energy Policy Act amendments to PUHCA provide a procedure for exempting a foreign utility company from PUHCA such that a public utility company's direct or indirect ownership of the requisite percentage of voting securities will not make it a holding company or require SEC approval.(1) Specifically, PUHCA section 33(a)(1) provides that a foreign utility company will not be deemed to be a public utility company under PUHCA.
          Section 33(a)(2) makes the exemption of section 33(a)(1) effective for a foreign utility company with a domestic utility affiliate upon certification to the SEC by the state commission having jurisdiction over the retail rates of the domestic utility affiliate "that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority."

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          (1)  PUHCA section 33(a)(3) defines "foreign utility
          company" as any PUHCA-defined public utility company whose facilities are not located in the United States if such company "derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light, or power, within the United States," and neither the company nor any of its subsidiaries is a public utility company operating in the United States. The term "foreign utility company" as used in this letter has the meaning set forth in section 33(a)(3).


               Enron has requested that we provide to the SEC the certification specified in section 33(a)(2) of PUHCA.

               In considering this matter, we have reviewed our regulatory authority provided by the Oregon public utility laws and the resources available to us to carry out our statutory responsibilities. We have also relied upon the statements and commitments contained in the enclosed letter from Enron requesting this certification. More importantly, we have recently entered an order approving the aforementioned merger between Enron and PGC. That order contains several conditions to assist us in monitoring dealings between Enron and PGE. The Commission assumes that Enron will comply with all of the conditions in the merger order. Finally, we have considered that PUHCA permits us, upon the filing of a notice, to revise or withdraw this certification prospectively as to any future acquisition.

               Based upon the foregoing, we certify to the Securities and Exchange Commission that we have the authority and resources to protect ratepayers subject to our jurisdiction and we intend to exercise that authority.

          /s/Roger Hamilton        /s/Joan Smith       /s/Ron Eachus

          Roger Hamilton           Joan Smith          Ron Eachus
          Chairman                 Commissioner        Commissioner

          Enclosure (Enron letter dated May 27, 1997)

          cc:  Charles L. Ben
               Attorney at Law
               Suite 805
               1220 S.W. Morrison Street
               Portland, OR  97205